Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED,

OF

AERWINS TECHNOLOGIES INC.

Under Section 242 of the Delaware General Corporation Law

AERWINS Technologies Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is AERWINS Technologies Inc.

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is February 12, 2021. The Corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on June 15, 2021 (the “Second Amended and Restated Certificate”), a Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 9, 2021 (the “Third Amended and Restated Certificate”) and a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on February 3, 2023 (the “Fourth Amended and Restated Certificate”). The Certificate of Incorporation of the Corporation, as so amended and restated to date, is referred to as the “Current Certificate”.

THIRD: The Current Certificate is hereby amended by deleting Section 4(a) of the Current Certificate in its entirety and replacing it with the following:

Section 4(a) Classes and Number of Shares; Reverse Stock Split.

(i)	Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be Four Hundred Million (400,000,000) shares of common stock, par value of $0.000001 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of preferred stock, par value of $0.000001 per share (the “Preferred Stock”). The shares of Common Stock that were classified as Class A Common Stock in the Third Certificate are hereby classified as Common Stock hereunder.

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(ii)	Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each share of the Common Stock issued and outstanding at the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each one hundred (100) shares of the Common Stock shall become one share of the Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time as a result of the Reverse Stock Split, and that, instead of issuing such fractional shares of Common Stock, any fractional shares shall be rounded up to the next higher whole share. Each stock certificate that, immediately prior to the Effective Time, representing shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified in the Reverse Stock Split, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified in the Reverse Stock Split. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the Reverse Stock Split.

FOURTH: The remaining provisions of the Current Certificate not affected by the aforementioned amendment shall remain in full force and not be affected by this Certificate of Amendment.

FIFTH: The amendment of the Current Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on November 20, 2023, after first having been declared advisable by the Board of Directors of the Corporation on September 26, 2023, all in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: The foregoing amendment will be effective as of the date of filing with the Secretary of State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 28th day of March, 2024.

By:	/s/ Kiran Sidhu
Name:	Kiran Sidhu
Title:	Chief Executive Officer

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